RESTATED

ARTICLES OF INCORPORATION

OF

1st UNITED BANCORP, INC.

1st United Bancorp, Inc. (f/k/a Advantage Bankshares, Inc.) (the “Corporation”), filed its original Articles of Incorporation with the Florida Department of State (the “Department”) on March 23, 1999. Subsequently thereafter, the Corporation filed its First Amendment to the Articles of Incorporation with the Department on April 27, 2000; the Corporation filed its Second Amendment to the Articles of Incorporation with the Department on October 29, 2002; the Corporation filed its Restated Articles of Incorporation with the Department on July 23, 2003; the Corporation filed its Articles of Amendment to Restated Articles of Incorporation with the Department on August 19, 2005; and the Corporation filed its second Articles of Amendment to Restated Articles of Incorporation with the Department on September 25, 2007.

Pursuant to Section 607.1007 of the Florida Business Corporation Act (the “Act”), 1st United Bancorp, Inc., a Florida Corporation, does hereby restate its Articles of Incorporation and each amendment thereto by filing the following Restated Articles of Incorporation, pursuant to the Act and the Bylaws of the Corporation.

ARTICLE I

Name

The name of the Corporation is 1st United Bancorp, Inc.

ARTICLE II

Duration

The Corporation shall exist perpetually.

ARTICLE III

Purpose

                    The general purpose of the Corporation shall be the transaction of any and all lawful business for which corporations maybe incorporated under the Act. The Corporation shall have all of the powers enumerated in the Act and all such other powers as are not specifically prohibited to corporations for profit under the laws of the State of Florida.

ARTICLE IV

Capital Stock

A.	Common Stock

                    (1) Number and Class of Shares Authorized: Par Value. The Corporation is authorized to issue 15,000,000 shares of Common Stock (“Common Stock”) with a par value of $0.01 per share.

                    (2) Dividend Rights. The holders of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefore, dividends payable in either cash, in property or in shares of capital stock.

                    (3) Common Stock Voting Rights. Each record holder of Common Stock shall be entitled to one vote for each share held. Holders of Common Stock shall have no cumulative voting rights in any election of directors of the Corporation.

                    (4) Preemptive Rights. Holders of Common Stock shall not have as a matter of right any preemptive or preferential right to subscribe for, purchase, receive, or otherwise acquire any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures, notes, or other securities of the Corporation, whether or not convertible into shares of stock of the Corporation.

B.	Preferred Stock

                    (1) Number and Class of Shares Authorized. The Corporation is authorized to issue up to 5,000,000 shares of Preferred Stock (“Preferred Stock”), which constitute a separate and single class of shares, which may be issued in one or more series.

                    (2) Rights, Preferences and Restrictions. The Board of Directors of the Corporation is vested with the authority to establish, in its discretion, the voting rights and other designations, preferences, rights, qualifications, limitations, and restrictions, if any, of each such series by the adoption and filing in accordance with the Act, before any such issuance of any shares of such series, of an amendment or amendments to these Articles determining the terms of such series, which amendment need not be approved by the shareholders or holders of any class or series of shares except as provided for by law. All shares of Preferred Stock of the same series shall be identical with each other in all respects.

ARTICLE V

Registered Office and Agent: Principal Place of Business

                    The street address of the registered office of the Corporation shall be 741 U.S. Highway One, North Palm Beach, Florida 33408, and the registered agent of the Corporation at such address shall be John Marino. The principal place of business and the mailing address of the Corporation shall be 741 U.S. Highway One, North Palm Beach, Florida 33408. The Corporation

may change its registered agent, the location of its registered office, its principal place of business, or its mailing address, or any of the foregoing, from time to time without amendment of these Restated Articles of Incorporation.

ARTICLE VI

Directors

                    The number of Directors of this Corporation shall be the number from time to time fixed by the shareholders or by the Directors, in accordance with the provisions of the bylaws of the Corporation, but at no time shall the number of Directors be less than one.

ARTICLE VII

Bylaws

                    The power to adopt, alter, amend or repeal bylaws shall be vested in the Board of Directors.

ARTICLE VIII

Amendment of Restated Articles of Incorporation

                    These Restated Articles of Incorporation may be amended in the manner from time to time provided by law and any right conferred upon the shareholders by any provision of these Restated Articles of Incorporation is hereby made subject to this reservation.

CERTIFICATE

                    The foregoing Restated Articles of Incorporation were duly adopted by the Board of Directors of the Corporation in accordance with the Act and by the holders of the shares of Common Stock, being the sole shares entitled to vote thereon, in accordance with the Act, on May 29, 2003, and the number of votes cast for the foregoing Restated Articles of Incorporation was sufficient for approval by such holders of Common Stock.

          IN WITNESS WHEREOF, the understated President of this Corporation has executed these Restated Articles of Incorporation on the 16th day of November, 2007.

1st UNITED BANCORP, INC.

By:	/s/ John Marino

John Marino, President